Edwards Lifesciences Corporation One Edwards Way · Irvine, CA USA · 92614 Phone: 949.250.2500 · Fax: 949.250.2525 www.edwards.com

FOR IMMEDIATE RELEASE

Media Contact:  Sarah Huoh, 949-250-5070
Investor Contact:  David K. Erickson, 949-250-6826

EDWARDS LIFESCIENCES REPORTS FIRST QUARTER RESULTS
IRVINE, Calif., April 24, 2018 — Edwards Lifesciences Corporation (NYSE: EW), the global leader in patient-focused innovations for structural heart disease and critical care monitoring, today reported financial results for the quarter ended March 31, 2018.
First Quarter and Recent Highlights:
•Sales were $895 million, or $938 million on an adjusted basis
•Global THVT sales grew 2 percent; underlying1 sales increased 12 percent
•EPS declined 9 percent, driven by special items; adjusted1 EPS grew 30 percent
•2018 adjusted EPS guidance raised to $4.50 to $4.70 from $4.43 to $4.63
•CENTERA CE Mark received; U.S. pivotal trial approved
•Continued Access Protocol approved for PARTNER 3 Trial patients
“We are pleased with our start to 2018 with first quarter total adjusted sales of $938 million, consistent with our expectations. This represents 9 percent underlying sales growth, and positions us for 10 to 11 percent underlying sales growth this year,” said Michael A. Mussallem, chairman and CEO. “Therapy adoption of transcatheter heart valves once again drove the majority of our growth, aided by solid performance in our other product lines. Adjusted EPS grew 30 percent, even while investing aggressively and making significant progress in our transcatheter mitral and tricuspid therapies. Most importantly, even more patients are benefiting from our life saving technologies than ever before.”

First Quarter 2018 Results
Sales for the quarter ended March 31, 2018 were $894.8 million, up 1.3 percent. Total adjusted sales were $937.5 million, up 9.3 percent over the first quarter last year. Diluted earnings per share for the quarter was $0.96 per share, while adjusted earnings per share grew 29.8 percent to $1.22.
For the quarter, the company reported Transcatheter Heart Valve Therapy (THVT) sales of $551.6 million, a 2.3 percent growth rate over the first quarter last year. Consistent with company expectations, adjusted THVT sales were $559.6 million, up 12.4 percent on an underlying basis including the adjustment for stocking inventory in Germany. The company continues to expect its THVT full year underlying sales growth rate to be at the higher end of 11 to 15 percent. TAVR growth is being driven by continued strong global therapy adoption, and the global average selling price remained stable.
During the quarter, the company announced receipt of a CE Mark for the CENTERA system. In addition, the company announced today it received FDA approval to initiate a U.S. pivotal trial of the CENTERA system in severe, symptomatic aortic stenosis patients at intermediate risk of open-heart surgery. "We look forward to launching this rigorous study to build robust evidence for this innovative, self-expanding valve system," said Mussallem.
Edwards also received approval from the FDA for a limited continued access protocol for the PARTNER 3 Trial for low-risk patients with severe, symptomatic aortic stenosis to allow for ongoing treatment. Data from the PARTNER 3 Trial is expected to be presented at ACC 2019, and FDA approval is anticipated late that year.
Surgical Heart Valve Therapy sales for the quarter were $179.5 million, down 10.0 percent compared to the first quarter last year, or up 2.4 percent on an underlying basis. Adjusted results exclude a sales return reserve related to conversion to a consignment inventory model. Edwards' new products drove underlying sales growth at a rate higher than total procedure growth.
Critical Care sales were $163.7 million for the quarter, representing an increase of 13.0 percent versus last year, or 8.4 percent on an underlying basis.  This performance was driven by strong growth across the portfolio, led primarily by the HemoSphere advanced monitoring platform and strong regional performance in the U.S. and Asia Pacific.
For the quarter, the company’s adjusted gross profit margin was 74.5 percent, compared to 75.7 percent in the same period last year. This reduction was driven primarily by the impact from FX, partially offset by a more profitable product mix.
Selling, general and administrative expenses increased 11.5 percent to $256.0 million for the quarter. This increase was driven by the strengthening of the euro against the dollar and personnel related expenses.
Research and development investments for the first quarter increased 11.3 percent to $143.2 million, or 16.0 percent of sales. This increase was primarily the result of continued investments in transcatheter heart valve programs, including spending on clinical trials.
The high reported tax rate of 21.6 percent for the quarter was driven by a $24.0 million reserve. Excluding the impact of this reserve and other special items, the tax rate would have been 13.2 percent. Edwards now expects its 2018 tax rate, excluding special items, to be between 13 and 16 percent.

Adjusted free cash flow for the fourth quarter was $108.1 million, defined as cash flow from operating activities of $151.3 million, less capital spending of $43.2 million.
Cash, cash equivalents and short-term investments totaled $1.5 billion at March 31, 2018.  Total debt was $1.1 billion.
Outlook
For the full year 2018, Edwards remains confident in achieving the higher end of its sales guidance range of $3.5 to $3.9 billion. Additionally, the company now expects its estimate for 2018 adjusted earnings per share to be between $4.50 to $4.70.
For the second quarter 2018, at current foreign exchange rates, the company projects total sales to be between $950 million and $1.0 billion, and adjusted EPS of $1.05 to $1.15.
“We are confident in our outlook for continued strong sales growth, and we remain passionate about helping more patients around the world. We continue to focus on driving organic growth with leading innovative technologies, while aggressively investing in our future. Our foundation of leadership positions us well for continued longer-term success and greater shareholder value as we pursue multi-billion dollar market opportunities,” said Mussallem.
 About Edwards Lifesciences
Edwards Lifesciences, based in Irvine, Calif., is the global leader in patient-focused medical innovations for structural heart disease, as well as critical care and surgical monitoring. Driven by a passion to help patients, the company collaborates with the world’s leading clinicians and researchers to address unmet healthcare needs, working to improve patient outcomes and enhance lives. For more information, visit www.Edwards.com and follow us on Twitter @EdwardsLifesci.
Conference Call and Webcast Information
Edwards Lifesciences will be hosting a conference call today at 2:00 p.m. PT to discuss its first quarter results.  To participate in the conference call, dial (877) 704-2848 or (201) 389-0893.  For 72 hours following the call, an audio replay can be accessed by dialing (877) 660-6853 or (201) 612-7415 and using conference number 13677987.  The call will also be available via live or archived webcast on the “Investor Relations” section of the Edwards web site at ir.edwards.com or www.edwards.com. A live stream and archived replay can also be accessed via mobile devices by downloading Edwards’ IR App for iPhone and iPad or Android.
This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  These forward-looking statements can sometimes be identified by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “guidance,” “outlook,” “optimistic,” “aspire,” “confident”  or other forms of these words or similar expressions and include, but are not limited to, statements made by Mr. Mussallem, full year and second quarter 2018 financial guidance, expected releases of clinical information, projected product approvals, and information in the Outlook section.  Forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain and difficult to predict.  The company's forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement.  If the company does update or correct one or more of these statements, investors and others should not conclude that the company will make additional updates or corrections.
Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements.  Factors that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements include uncertainties associated with the timing and pace of therapy adoption, particularly in THVT; unpredictability of the timing and impact of new product launches; competitive products and other changes to the competitive landscape; the timing and extent of regulatory approvals and reimbursement levels for the company's products; the company’s success in developing new products and avoiding manufacturing and quality issues; the impact of currency exchange rates; the timing or results of R&D and clinical trials; unanticipated actions by the U.S. Food and Drug Administration and other regulatory agencies; unexpected litigation impacts or expenses; and other risks detailed in the company's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2017. These filings, along with important safety information about our products, may be found at edwards.com.
Edwards, Edwards Lifesciences, the stylized E logo, Edwards CENTERA, CENTERA, PARTNER, PARTNER 3, and HemoSphere are trademarks of Edwards Lifesciences Corporation.  All other trademarks are the property of their respective owners.

[1]
“Adjusted” amounts are non-GAAP items.  Adjusted sales, or “underlying” growth rates, in this press release exclude foreign exchange fluctuations and a sales return reserve related to a surgical heart valve consignment inventory system. Adjusted sales and “underlying” growth rates also exclude the positive impact of THVT stocking sales in Germany, and the negative impact of de-stocking. Adjusted earnings per share is a non-GAAP item computed on a diluted basis and in this press release excludes intellectual property litigation expenses, amortization of intellectual property, fair value adjustments to contingent consideration liabilities arising from acquisitions, a sales return reserve related to a surgical heart valve consignment inventory system, a pension curtailment gain, the impact of THVT stocking sales in Germany, and the impact from implementation of tax law changes. See the Non-GAAP Financial Information page and reconciliation tables below.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended March 31,
	2018	2017
Net sales	$894.8	$883.5
Cost of sales	233.6	215.6

Gross profit	661.2	667.9

Selling, general, and administrative expenses	256.0	229.6
Research and development expenses	143.2	128.7
Intellectual property litigation expenses, net	5.7	10.2
Change in fair value of contingent consideration liabilities	3.8	1.1

Operating income	252.5	298.3

Interest (income) expense, net	(0.8)	2.4
Special gains, net	(7.1)	—
Other (income) expense, net	(3.1)	2.3

Income before provision for income taxes	263.5	293.6

Provision for income taxes	56.9	63.4

Net income	$206.6	$230.2

Earnings per share:
Basic	$0.98	$1.09
Diluted	$0.96	$1.06

Weighted-average common shares outstanding:
Basic	210.2	211.2
Diluted	215.1	216.4

Operating statistics
As a percentage of net sales:
Gross profit	73.9%	75.6%
Selling, general, and administrative expenses	28.6%	26.0%
Research and development expenses	16.0%	14.6%
Operating income	28.2%	33.8%
Income before provision for income taxes	29.4%	33.2%
Net income	23.1%	26.1%

Effective tax rate	21.6%	21.6%

Note: Numbers may not calculate due to rounding.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Balance Sheets
(in millions)

	March 31, 2018	December 31, 2017
ASSETS

Current assets
Cash and cash equivalents	$1,227.0	$818.3
Short-term investments	272.3	519.2
Accounts and other receivables, net	446.8	462.2
Inventories, net	573.9	554.9
Prepaid expenses	78.0	60.6
Other current assets	118.9	116.9
Total current assets	2,716.9	2,532.1

Long-term investments	532.1	567.0
Property, plant, and equipment, net	711.6	679.7
Goodwill	1,144.8	1,126.5
Other intangible assets, net	480.5	468.0
Deferred income taxes	181.4	167.1
Other assets	57.8	108.9

Total assets	$5,825.1	$5,649.3

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued liabilities	$674.1	$753.2
Short-term debt	598.6	598.0
Contingent consideration liabilities	41.8	51.7
Total current liabilities	1,314.5	1,402.9

Long-term debt	456.0	438.4
Contingent consideration liabilities	196.3	192.6
Taxes payable	290.8	347.5
Uncertain tax positions	177.7	164.6
Other long-term liabilities	144.1	147.1

Stockholders’ equity
Common stock	213.0	212.0
Additional paid-in capital	1,229.1	1,166.9
Retained earnings	2,179.1	1,962.1
Accumulated other comprehensive loss	(121.3)	(132.7)
Treasury stock, at cost	(254.2)	(252.1)
Total stockholders’ equity	3,245.7	2,956.2

Total liabilities and stockholders’ equity	$5,825.1	$5,649.3

EDWARDS LIFESCIENCES CORPORATION
Non-GAAP Financial Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures. Management makes adjustments to the GAAP measures for items (both charges and gains) that (a) do not reflect the core operational activities of the Company, (b) are commonly adjusted within the Company’s industry to enhance comparability of the Company’s financial results with those of its peer group, or (c) are inconsistent in amount or frequency between periods (albeit such items are monitored and controlled with equal diligence relative to core operations). The Company uses the term "adjusted sales" or “underlying growth rate” when referring to non-GAAP sales information, which excludes foreign exchange fluctuations, sales return reserves associated with transcatheter heart valve therapy ("THVT") product upgrades, the conversion to a consignment inventory system for surgical heart valves ("SHV"), and the positive impact of THVT stocking sales in Germany and the negative impact of de-stocking. The Company uses the term “adjusted” to also exclude intellectual property litigation income and expenses, amortization of intellectual property, fair value adjustments to contingent consideration liabilities arising from acquisitions, gains and losses from significant investments, impairments, litigation, the positive impact of THVT stocking sales in Germany and the negative impact of de-stocking, realignment expenses, sales return reserves and related costs associated with THVT product upgrades, the conversion to a consignment inventory system for SHV, charitable contributions to the Edwards Lifesciences Foundation, business development transactions, pension curtailment or settlement gains and losses, and the impact from implementation of tax law changes. Fluctuations in exchange rates impact the comparative results and sales growth rates of the Company's underlying business. Management believes that excluding the impact of foreign exchange rate fluctuations from its sales growth provides investors a more useful comparison to historical financial results. The impact of foreign exchange rate fluctuations has been detailed in the "Reconciliation of Sales by Product Group and Region."

Guidance for sales and sales growth rates is provided on an "underlying basis," and projections for diluted earnings per share, net income and growth, gross profit margin, taxes, and free cash flow are also provided on a non-GAAP basis as adjusted for the items identified below due to the inherent difficulty in forecasting such items. The Company is not able to provide a reconciliation of the non-GAAP guidance to comparable GAAP measures due to the unknown effect, timing, and potential significance of special charges or gains, and management's inability to forecast charges associated with future transactions and initiatives.

Management considers free cash flow to be a liquidity measure which provides useful information to management and investors about the amount of cash generated by business operations, after deducting payments for capital expenditures, which can then be used for strategic opportunities or other business purposes including, among others, investing in the Company's business, making strategic acquisitions, strengthening the balance sheet, and repurchasing stock.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results, and evaluating current performance. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company's operations by investors that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting the Company's business and facilitate comparability to historical periods.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. A reconciliation of non-GAAP historical financial measures to the most comparable GAAP measure is provided in the tables below.

The items described below are adjustments to the GAAP financial results in the reconciliations that follow:

SHV Consignment Conversion - In the first quarter of 2018, the Company recorded a $34.7 million sales return reserve ($30.8 million, net of related costs) related to its conversion to a consignment inventory system for surgical heart valves.

Pension Curtailment Gain - The Company recorded a $7.1 million gain in the first quarter of 2018 related to the curtailment of its defined benefit plan resulting from the closure of its manufacturing plant in Switzerland.

THVT Germany Stocking Sales - In the first quarter of 2017, the Company recorded $61.8 million in net stocking sales ($48.0 million, net of related costs) to customers in Germany, as these customers elected to purchase additional inventory in anticipation of a potential supply interruption resulting from intellectual property litigation. In the first quarter of 2018, these customers consumed on a net basis $8.0 million ($6.0 million, net of related costs) of their stocking inventory.

Intellectual Property Litigation Expenses, net - The Company incurred intellectual property litigation expenses of $5.7 million and $10.2 million in the first quarter of 2018 and 2017, respectively.

Change in Fair Value of Contingent Consideration Liabilities - The Company recorded expenses related to changes in the fair value of its contingent consideration liabilities arising from acquisitions in the amount of $3.8 million and $1.1 million in the first quarter of 2018 and 2017, respectively.

Amortization of Intellectual Property - The Company recorded amortization expense related to intellectual property in the amount of $0.6 million and $2.1 million in the first quarter of 2018 and 2017, respectively.

Provision for Income Taxes - During the first quarter of 2018, the Company recorded a $24.0 million tax expense to adjust its estimated provisional amounts related to the implementation of U.S. tax law changes. The income tax impact of the expenses and gains discussed above is based upon the forecasted items' effect upon the Company's full year effective tax rate. Adjustments to forecasted items unrelated to these expenses and gains, as well as impacts related to interim reporting, will have an effect on the income tax impact of these items in subsequent periods.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Reconciliation of GAAP to Non-GAAP Financial Information
(in millions, except per share and percentage data)

RECONCILIATION OF GAAP TO ADJUSTED OPERATING INCOME

	Three Months Ended March 31,
	2018	2017
GAAP Operating Income	$252.5	$298.3
Growth Rate %	(15.4)%

Non-GAAP adjustments: (A)
SHV consignment conversion	30.8	—
THVT Germany stocking sales	6.0	(48.0)
Intellectual property litigation expenses, net	5.7	10.2
Change in fair value of contingent consideration liabilities	3.8	1.1
Amortization of intellectual property	0.6	2.1
Adjusted Operating Income	$299.4	$263.7
Growth Rate %	13.5%

 RECONCILIATION OF GAAP TO ADJUSTED DILUTED EARNINGS PER SHARE

	Three Months Ended March 31,
	2018	2017
GAAP Diluted Earnings Per Share	$0.96	$1.06
Growth Rate %	(9.4)%

Non-GAAP adjustments: (A), (C)
SHV consignment conversion	0.12	—
Pension curtailment gain	(0.03)	—
THVT Germany stocking sales	0.02	(0.17)
Intellectual property litigation expenses, net	0.02	0.03
Change in fair value of contingent consideration liabilities	0.02	0.01
Amortization of intellectual property	—	0.01

Provision for income taxes
Impact of U.S. tax legislation	0.11	—
Adjusted Diluted Earnings Per Share	$1.22	$0.94
Growth Rate %	29.8%

Note: Numbers may not calculate due to rounding.

(A)	See description of non-GAAP adjustments on the "Non-GAAP Financial Information" page.

(B)
The tax effect on non-GAAP adjustments is calculated based upon the impact of the relevant tax jurisdictions’ statutory tax rates on the Company’s estimated annual effective tax rate, or discrete rate in the quarter, as applicable. The tax effect on the THVT Germany stocking sales adjustment is calculated using the global effective tax rate.

(C)
All amounts are tax effected, calculated based upon the impact of the relevant tax jurisdictions’ statutory tax rates on the Company’s estimated annual effective tax rate, or discrete rate in the quarter, as applicable.

RECONCILIATION OF GAAP TO ADJUSTED GROSS PROFIT MARGIN

	Three Months Ended March 31,
	2018	2017
GAAP Gross Profit Margin	73.9%	75.6%

Non-GAAP adjustments: (A)
SHV consignment conversion	0.5	—
THVT Germany stocking sales	—	(0.2)
Amortization of intellectual property	0.1	0.3
Adjusted Gross Profit Margin	74.5%	75.7%

(A)	See description of non-GAAP adjustments on the "Non-GAAP Financial Information" page.

RECONCILIATION OF GAAP TO NON-GAAP TAX RATE

	Three Months Ended March 31,
	2018	2017
GAAP Tax Rate	21.6%	21.6%

Non-GAAP adjustments: (A)
Impact of U.S. tax legislation	(8.0)	—
SHV consignment conversion	(0.6)	—
Pension curtailment gain	0.3	—
Other	(0.1)	0.2
Non-GAAP Tax Rate	13.2%	21.8%

(A)	See description of non-GAAP adjustments on the "Non-GAAP Financial Information" page.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Reconciliation of GAAP to Non-GAAP Financial Information
($ in millions)

RECONCILIATION OF SALES BY PRODUCT GROUP AND REGION

					2018 Adjusted			2017 Adjusted
Sales by Product Group (QTD)	1Q 2018	1Q 2017	Change	GAAP Growth Rate*	SHV Consignment Conversion	Germany Stocking	1Q 2018 Adjusted Sales	Germany Stocking	FX Impact	1Q 2017 Adjusted Sales	Underlying Growth Rate *
Transcatheter Heart Valve Therapy	$551.6	$539.2	$12.4	2.3%	$—	$8.0	$559.6	$(61.8)	$20.6	$498.0	12.4%
Surgical Heart Valve Therapy	179.5	199.5	(20.0)	(10.0)%	34.7	—	214.2	—	9.6	209.1	2.4%
Critical Care	163.7	144.8	18.9	13.0%	—	—	163.7	—	6.2	151.0	8.4%
Total	$894.8	$883.5	$11.3	1.3%	$34.7	$8.0	$937.5	$(61.8)	$36.4	$858.1	9.3%

					2018 Adjusted			2017 Adjusted
Sales by Region (QTD)	1Q 2018	1Q 2017	Change	GAAP Growth Rate*	SHV Consignment Conversion	Germany Stocking	1Q 2018 Adjusted Sales	Germany Stocking	FX Impact	1Q 2017 Adjusted Sales	Underlying Growth Rate *
United States	$479.5	$464.6	$14.9	3.2%	$34.7	$—	$514.2	$—	$—	$464.6	10.7%
Europe	230.0	261.0	(31.0)	(11.9)%	—	8.0	238.0	(61.8)	28.9	228.1	4.3%
Japan	92.7	79.3	13.4	16.9%	—	—	92.7	—	3.9	83.2	11.4%
Rest of World	92.6	78.6	14.0	17.9%	—	—	92.6	—	3.6	82.2	12.7%
International	415.3	418.9	(3.6)	(0.9)%	—	8.0	423.3	(61.8)	36.4	393.5	7.6%
Total	$894.8	$883.5	$11.3	1.3%	$34.7	$8.0	$937.5	$(61.8)	$36.4	$858.1	9.3%

* Numbers may not calculate due to rounding.